As filed with the Securities and Exchange Commission on July 19, 2007

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERACTIVE SYSTEMS WORLDWIDE INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	22-3375134
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(IRS EMPLOYER IDENTIFICATION NUMBER)

2 Andrews Drive, 2nd Floor
West Paterson, NJ 07424
Telephone: (973) 256-8181
Facsimile: (973) 256-8211

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

INTERACTIVE SYSTEMS WORLDWIDE INC. 2006 STOCK OPTION PLAN

(FULL TITLE OF THE PLAN)

Bernard Albanese, Chief Executive Officer and President
Interactive Systems Worldwide Inc.
2 Andrews Drive, 2nd Floor
West Paterson, NJ 07424
Telephone: (973) 256-8181
Facsimile: (973) 256-8211

(NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE
OF AGENT FOR SERVICE)

Copies To:
Richard M. Hoffman, Esq.
Friedman Kaplan Seiler & Adelman LLP
1633 Broadway
New York, New York 10019
Telephone: (212) 833-1100
Facsimile: (212) 833-1250

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)		Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock ($.001 par value per share)	102,000	(4)	$0.72	$73,440	$2.26
Common Stock ($.001 par value per share)	24,000	(4)	$0.56	$13,440	$0.42
Common Stock ($.001 par value per share)	140,000	(4)	$0.45	$63,000	$1.94
Common Stock ($.001 par value per share)	1,212,034	(5)	$0.40	$484,814	$14.89
TOTAL	1,478,034			$634,694	$19.51

(1)    Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such indeterminable number of additional shares as may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)    Represents the maximum number of shares that may be issued upon exercise of options available for grant under the Interactive Systems Worldwide Inc. 2006 Stock Option Plan, consisting of (i) 500,000 shares newly reserved for the 2006 Stock Option Plan plus (ii) the 978,034 shares which were subject to options under the Registrant’s 1995 Stock Option Plan or 1996 Stock Option Plan on March 30, 2006 (the date of stockholder approval of the 2006 Stock Option Plan) that later could cease to be subject to such options for any reason other than such options having been exercised. Pursuant to the 2006 Stock Option Plan, only such of these 978,034 shares which subsequently actually cease to be subject to options under the prior plans for any reason other than exercise become available for option grants under the 2006 Stock Option Plan.

(3)    This estimate is made pursuant to Rule 457(h) and (c) under the Securities Act of 1933 solely for the purpose of calculating the amount of the registration fee. The offering price has been calculated in the following manner:

(a)   For previously granted options whose exercise price is therefore known, the offering price is based upon the applicable exercise price; and

(b)   For options which have not yet been granted, the offering price is based upon the average of bid and ask prices ($0.40) for the shares (which trade on the OTC Bulletin Board) on July 17, 2007, a date within five (5) business days prior to the date of the filing of this registration statement.

(4)    Shares issuable upon exercise of options previously granted under the 2006 Stock Option Plan.

(5)    Share issuable upon exercise of the maximum number of additional options which may in the future be granted under the 2006 Stock Option Plan.

EXPLANATORY NOTE

This registration statement is being filed to register a total of 1,478,034 shares of common stock for issuance pursuant to grants under the Interactive Systems Worldwide Inc. 2006 Stock Option Plan (the “2006 Plan”), consisting of (i) 500,000 shares newly reserved for the 2006 Stock Option Plan plus (ii) the 978,034 shares which were subject to options under the Registrant’s 1995 Stock Option Plan or 1996 Stock Option Plan on March 30, 2006 (the date of stockholder approval of the 2006 Plan) that later could cease to be subject to such options for any reason other than such options having been exercised. Pursuant to the 2006 Plan, only such of these 978,034 shares which subsequently actually cease to be subject to options under the prior plans for any reason other than exercise become available for option grants under the 2006 Plan. The documents constituting the prospectus under Part I of this registration statement for the 2006 Plan are not set forth herein but will be sent or given to the participants in the 2006 Plan as specified by Rule 428(b) under the Securities Act of 1933, as amended. That prospectus, called the Plan Prospectus, has been omitted from this registration statement as permitted by Part I of Form S-8.

This registration statement is also being filed to establish a reoffer prospectus (set forth in the materials which follow Part I and precede Part II of this Registration Statement), in accordance with the requirements of Part I of Form S-3 and pursuant to General Instruction C of Form S-8, to be used in connection with the reoffer and resale of shares issuable upon the exercise of options which we have granted or will grant to certain of our officers and directors and other key employees who may be deemed to be our affiliates, which shares constitute “Control Securities” as such term is defined in General Instruction C to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended.

REOFFER PROSPECTUS

164,000 Shares of Common Stock

INTERACTIVE SYSTEMS WORLDWIDE INC.

This Prospectus relates to the subsequent resale or offer for sale on the OTC Bulletin Board or otherwise, of shares of our common stock which may be acquired by certain persons who may be deemed our affiliates upon the exercise of options granted to them under the Interactive Systems Worldwide Inc. 2006 Stock Option Plan. In connection with such resales or offers for sale, such persons and the brokers through whom such shares may be sold may be deemed to be “underwriters” as that term is defined in Section 2(11) of the Securities Act of 1933, as amended. We will not receive any of the proceeds from the sale of the shares offered hereby.

Our common stock is quoted on the OTC Bulletin Board, under the symbol “ISWI.OB.”

Investing in our common stock involves risks. See the section entitled, “Risk Factors,” beginning on page 5 to read about some factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NEITHER THE NEVADA STATE GAMING CONTROL BOARD NOR THE NEVADA GAMING COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

July 19, 2007

You should rely only on information contained in this document or to which we have referred you. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. You should not assume that the information in the prospectus, or incorporated herein by reference, or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

As used in this prospectus, the terms “company”, “we”, “our”, “ours”, and “us” may, depending upon the context, refer to Interactive Systems Worldwide Inc. or to Interactive Systems Worldwide Inc. together with its consolidated subsidiaries taken as a whole.

Our Company

The following is only a summary. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” beginning on page 5.

We have designed, developed and patented an interactive hardware and proprietary software system (the “SportXction™ System”) that enables users to wager at fixed prices during the course of a sporting event, such as soccer, football, baseball, basketball, golf, tennis, rugby, cricket and snooker, among many others. The SportXction™ System accepts bets not only on the outcome of a sporting event, but also on discrete parts of the event and on specific game situations. These include such wagers as will a team make a first down, which player will score next, will a batter get on base or will a penalty shot be successful. The SportXction™ System is unique in that it permits betting continuously while the game is in progress, or between game events, such as downs, pitches, changes in ball possession and similar situations, permitting more frequent placing and cashing of wagers.

The SportXction™ System software monitors and changes the odds on the contestants in a sporting event to induce the players to wager such that the betting pool for each betting proposition is continuously driven toward a financial balance, to within a pre-set level. In general, a balanced pool is achieved when the money bet on the losing outcomes of a betting proposition is sufficient to pay off the winning outcomes of that proposition plus provide the operator with a commission for brokering the transactions. The SportXction™ System maintains a record of all wagers placed by each bettor and keeps an account for each bettor, subtracting bet amounts and adding payouts. The SportXction™ System has been developed to allow wagers to be placed simultaneously through a variety of input devices, all interconnected to our central system, such as interactive television set-top boxes, personal computers communicating via the Internet, wireless hand held devices and mobile telephones. We have also developed a non-wagering (i.e., competition) version of the SportXction™ System.

On July 31, 2002, we acquired all of the outstanding share capital of Global Interactive Gaming Limited (“GIG”), a British interactive gaming service provider that markets its services to interactive television carriers which employ satellite, cable and terrestrial programming, mobile telephone operators, licensed bookmakers and casinos. Prior to the acquisition, GIG had been our worldwide exclusive licensee for our technology in all business activities for which our technology was legally usable other than wagering in Nevada and for securities transactions and lotteries. GIG has wholly owned subsidiaries, GIG Operations Limited, which holds a British bookmaker’s agency permit, and Brightform Limited, which holds a British bookmaker’s permit, and is therefore capable of offering its own complete betting service.

Interactive Systems Worldwide Inc. is a Delaware corporation formed in 1995 with its principal executive offices located at Two Andrews Drive, 2nd Floor, West Paterson, New Jersey 07424-2672. Our main telephone number is (973) 256-8181 and our main corporate Web site is www.isw.com. All of our EDGAR filings with the Securities and Exchange Commission may be accessed through this Web site.

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus, except for the historical information contained herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, without limitation, statements regarding the length of time that we will incur losses and negative cash flow, the length of time our cash resources will last and our ability to meet our cash requirements; our ability to raise additional funds or execute a strategic transaction and if we do raise additional funds, the terms and conditions thereof and the dilutive impact to our existing shareholders; whether we will offer wagering on 1,800 events during fiscal year 2007, whether we will add horseracing to the range of sports for which the SportXction® System may be used, whether there is a significant potential market for our horseracing product under development, whether we will be able to enter into additional agreements for the fully integrated system implementation and whether this new methodology will yield improved financial results; the likelihood that we will receive and maintain any needed gaming licenses or other approvals for use of our products; our ability to attract adequate numbers of players to the SportXction® System for sports wagering and sports contests; whether legal or regulatory requirements will inhibit marketing of our intended products, whether we will enter into agreements with others for use of the SportXction® System; whether we will extend or renew our employment agreement with our Chief Executive Officer; whether we will complete product extensions to the SportXction® System; and the ultimate dilutionary effect that our preferred stock, warrants and options will have on existing stockholders. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company, or industry results, to be materially different from any future results, performance, or achievements, expressed or implied, by such forward-looking statements. Such risks and factors include, among others, those set forth in “Risk Factors” below. When used in this prospectus, statements that are not statements of current or historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “anticipates,” “plans,” “intends,” “expects,” “believes” and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements are inherently uncertain and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following factors as well as other information included or incorporated by reference in this prospectus before deciding to purchase our common stock. The risks and uncertainties we have described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Any of these risks could have a material adverse effect on our business, financial condition, results of operations, cash flows or prospects, which could in turn have a material adverse effect on the price of our common stock. In such case, you may lose all or part of your investment.

We will need to raise additional capital or execute a strategic transaction for us to continue our operations.

We must raise additional capital to fund our future operations or consider other strategic alternatives, including a possible merger, sale of assets or other business combination or restructuring transactions, in order for us to continue our operations. We cannot assure you that additional financing or strategic alternatives will be available on terms acceptable to us, or at all. If we raise additional funds by issuing equity securities, our existing stockholders will be further diluted and future investors may be granted rights superior to those of existing stockholders. Our Series C Preferred Stock contains certain negative covenants, including limitations on borrowings. Moreover, if we raise additional funds in the future by issuing equity we will likely trigger the anti-dilution provisions in our Series C Preferred Stock and in our outstanding warrants, causing further dilution to existing stockholders and giving certain other rights to holders of the Series C Preferred Stock.

At March 31, 2007, we had liquid resources totaling $710,000 consisting of cash and cash equivalents. Management believes that these resources, together with certain cash receipts after March 31, 2007 from settlement of a dispute, anticipated cash receipts from GIG Clients and our reduced cost structure, will only be sufficient to fund our operations through September 2007. Accordingly, we must raise additional capital or pursue strategic alternatives immediately. If we cannot raise additional capital within the next 90 days, our liquidity, financial condition and business prospects will be materially and adversely affected and we may have to cease operations.

There is substantial doubt about our ability to continue as a going concern due to our cash requirements which means that we may not be able to continue operations unless we obtain additional funding or execute a strategic transaction.

Our independent registered public accounting firm’s report on our financial statements for the fiscal year ended September 30, 2006 includes an explanatory paragraph regarding our ability to continue as a going concern. Note 2 to the financial statements states that our ability to continue operations, meet our operational goals and pursue our long-term strategy is dependent upon our raising additional capital, which raises substantial doubt about or ability to continue as a going concern. Further, the registered public accounting firm’s report states that the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We were de-listed from The Nasdaq Capital Market, which has and may continue to adversely affect the liquidity and price of our common stock and has triggered certain provisions of the Company’s Series C Preferred Stock.

We were delisted from NASDAQ on May 18, 2007 for failure to maintain stockholders’ equity of at least $2,500,000. Our shares now trade on the OTC Bulletin Board.

Our de-listing from NASDAQ reduces the liquidity of our common stock, makes it more difficult to raise capital, and results in certain penalties under our Series C Preferred Stock. The effects of delisting include the limited publication of the market prices of our securities and limited news coverage regarding us. De-listing may have reduced investors’ interest in our securities, materially adversely affected the trading market and prices for our securities and our ability to issue additional securities or to secure additional financing.

If our shares stop being quoted on the OTC Bulletin Board, the holders of the Series C Preferred Stock may require us to redeem all of their Series C Preferred Stock, at 120% of the stated value thereof, in cash. Because we were de-listed from NASDAQ, the holders of our Series C Preferred Stock already are entitled to either favorable redemption terms (at 120% of the stated value of the Series C Preferred Stock) in shares of common stock or an increase in the dividend to 12% per annum for the Series C Preferred Stock. In addition, unless the Series C Preferred Stock consents, we are now unable to satisfy the quarterly dividend payments on the Series C Preferred Stock in shares of common stock, which reduces the amount of cash available to fund operations.

In addition to the risk of volatile stock prices and the above-described consequences of our delisting, low price stocks are subject to the additional risks of federal and state regulatory requirements and the potential loss of effective trading markets. Because our common stock was delisted from trading on NASDAQ and its trading price was less than $5.00 per share, our common stock is subject to Rule 15g-9 under the Securities Exchange Act of 1934 which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving purchasers’ written consent, prior to any transaction. Our common stock is also deemed a “penny stock” under the Securities Enforcement and Penny Stock Reform Act of 1990. This requires additional disclosures in connection with trades in our securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. This severely limits the liquidity of our securities.

Our success is dependant on our ability to market, and the market’s acceptance of, a single product.

Our success will depend primarily on the success of a single product, the SportXction® System, and our ability and the ability of our business partners and customers to market the SportXction® System and develop a significant number of players with interest in wagering or playing contests utilizing the SportXction® System. Previously, we pursued an aggressive marketing and advertising campaign to introduce the SportXction® System to the gaming public in Nevada. Nonetheless, the total number of players who used the SportXction® System in Nevada was limited, and the total amount wagered through the SportXction® System in Nevada was modest, as a result of which we ceased our Nevada operations. To achieve commercial success, the SportXction® System, must be accepted by a significant number of gaming patrons. We cannot assure you that the SportXction® System will be accepted by its intended market. If the SportXction® System does not achieve sufficient market acceptance, our business, financial condition and results of operations would be materially and adversely affected.

We have a history of losses and the likelihood of our success depends on many factors, including some that are out of our control.

Until entering into the License Agreements with GIG in 2000, we were in the development stage and generated limited revenues from the SportXction® System. As of March 31, 2007 and September 30, 2006, we had cumulative net losses since inception of approximately $27.4 million and $25.6 million, respectively. We incurred a net loss applicable to common shareholders of $1.8 million during the six months ended March 31, 2007 and $4.7 million during the year ended September 30, 2006. The likelihood of our success must be considered in light of the problems, delays, expenses and difficulties encountered by an enterprise in our stage of development, some of which may be beyond our control. These include, but are not limited to, our ability to operate our anticipated business; delays in commencement of operation of the SportXction® System by our business partners; our ability and the ability of our business partners to attract a sufficient number of players desirous of utilizing the SportXction® System; unanticipated problems relating to further software enhancement and development; acceptance of the SportXction® System by the wagering public; gaming regulations and gaming taxes (including those in the United States, United Kingdom and other foreign countries); the competitive and regulatory environment in which we operate; marketing problems; and additional costs and expenses that may exceed current estimates.

We do not intend to pay cash dividends for the foreseeable future.

We have never paid any dividends on our common stock and do not intend to pay any dividends on our common stock in the foreseeable future. We currently intend to reinvest earnings, if any, in the development and expansion of our business.

We anticipate continued losses and negative cash flow, and we can not predict whether or when we will become profitable or even survive.

We expect to incur losses and negative cash flow at least for the fiscal year ending September 30, 2007. Although revenue may increase as a result of the implementation of our integrated betting products we can give no assurance that this will occur or if it does when or whether we will achieve profitability or, in light of our severe cash needs, whether such revenues will be sufficient for us to continue as a going concern.

If we violate certain provisions of our Series C Preferred Stock and are forced to redeem the Preferred Stock for cash, we may not have enough cash to fund our operations, may not be able to obtain additional financing and might not survive.

Our Series C Preferred Stock issued in August 2005 contain certain provisions and restrictions (generally under our control), which if violated, could give the holders of the Series C Preferred Stock the right to require us to redeem their shares of Series C Preferred Stock (at 120% of the stated value thereof) for cash. If such an event occurred and a holder of the Series C Preferred Stock exercised its right to require us to redeem its shares, we might not have the cash resources to redeem such shares. Since we have failed the conditions which permitted us to pay quarterly dividend payments on the Preferred Stock, at our option, in cash or additional shares of common stock, if the holders of the Series C Preferred Stock require us to make these payments in cash rather than additional shares of common stock, it will reduce the amount of cash available to fund operations. The Series C Preferred Stock also contains full ratchet anti-dilution provisions which may limit our ability to obtain additional financing on favorable terms, or at all, which may become necessary to meet any such obligations to the Series C Preferred Stock and to continue as a going concern.

If the holders of our outstanding Series C Preferred Stock, options and warrants convert or exercise those securities, or if we are permitted to pay dividends on the Series C Preferred Stock with shares of our common stock, our existing stockholders will be significantly diluted. In addition, sales of substantial amounts of our common stock could cause the market price to go down.

To the extent that the shares of Series C Preferred Stock are converted and/or the options or warrants are exercised, a significantly greater number of shares of our common stock will be outstanding and the interests of our existing stockholders will be substantially diluted. If these additional shares are sold into the market, it could decrease the market price of our common stock and encourage short sales. Short sales and other hedging transactions could place further downward pressure on the price of our common stock. We cannot predict whether or how many additional shares of our common stock will become issuable as a result of these provisions. Additionally, if we are permitted by the holders of the Series C Preferred Stock to pay dividends on the Series C Preferred Stock in shares of our common stock, this could result in increased downward pressure on our stock price and further dilution to our existing stockholders.

We rely on a limited number of partners for our revenues.

Revenues from Interactive Sports Limited, a wholly-owned subsidiary of Sportingbet Plc, represented approximately 60% and 81% of revenues in the years ended September 30, 2006 and 2005. We expect a significant portion of our future revenues to continue to be generated by a limited number of bookmakers. The loss of any of these bookmakers or any substantial reduction in betting activity by any of their customers could materially and adversely affect our operating results.

Our sales and integration cycles with potential business partners are long and unpredictable, and may encounter unanticipated problems.

The sales and integration cycles with potential business partners for our SportXction® System are long and unpredictable. Potential business partners typically undertake a lengthy evaluation process. As a result, we may not recognize revenue from sales efforts for an extended period of time, if at all. Assuming an agreement is reached, the SportXction® System must then be integrated with the business partner’s technical environment. The length of time to complete the integration process may be adversely impacted by a number of factors, including the business partner’s system infrastructure, its strategic priorities and technical resources. Unanticipated problems during the integration process could result in extensive delays in launching the SportXction® System or termination of an agreement, which could materially and adversely affect our business, financial condition and results of operations.

Our international operations subject us to currency exchange risks.

A significant portion of our operations and its sales are in the United Kingdom and denominated in British Pounds. As a result, our operating results may be adversely affected by changes in exchange rates. Given the volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations on our future operating results.

Our business is reliant on obtaining and retaining certain gaming licenses; we are precluded from significant U.S. operations.

Sports wagering and wagering over the Internet is highly regulated throughout the world. Internet wagering is prohibited in the United States, which makes this major market unavailable to us. Our inability to obtain and/or retain any gaming licenses or other approvals that may be required could have a material adverse impact on us.

We face substantial competition in the gaming industry and may not be able keep up with future technological changes.

Our SportXction® System and the business we operate competes with other forms of gambling, including, but not limited to, sports wagering as currently conducted world-wide, casino games (such as traditional slot machines, video slot, poker and blackjack machines, roulette, card games, keno and craps), bingo, government-sponsored lotteries, on and off- track betting on horses and dogs, jai alai, offshore cruise ships, riverboats, illegal wagering of all types and Native American gaming operations. The gaming industry is also subject to shifting consumer preferences and perceptions. A shift in consumer acceptance or interest in gaming could adversely affect us. We cannot assure you that future technological advances will not result in improved products or services that could adversely affect our business or that we will be able to develop and introduce competitive uses for our products and to bring such uses to market in a timely manner.

Our success depends significantly upon our ability to protect our intellectual property and to avoid infringing the intellectual property of third parties, which could result in costly and time-consuming litigation.

We regard the SportXction® System and related technology as proprietary and rely primarily on a combination of patent, trademark, copyright and trade secret laws and employee and third party non-disclosure agreements to protect our proprietary rights. We have two United States patents for our proprietary wagering methods and our related computer processing system. We have filed corresponding applications in certain foreign countries, some of which have been issued and some of which are pending. We also have a patent pending to use our technology in a fixed-odds/pari-mutuel hybrid for horse race wagering. We cannot assure you that any of our pending domestic or foreign patent applications will issue as patents, that any issued patents will provide us with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patent owned by us or, if instituted, that such challenges will not be successful. Defense of intellectual property rights can be difficult and costly, in particular in certain foreign countries, and we cannot assure you that we will be able effectively to protect our technology from misappropriation by competitors. Additionally, third party infringement claims may result in our being required to enter into royalty arrangements or pay damages, any of which could materially and adversely affect our business, financial condition and results of operations.

As the number of software products in the industry increases and the functionality of these products further overlap, software developers and publishers may increasingly become subject to infringement claims. We cannot assure you that we will not face such claims, with or without merit, in the future. Any such claims or litigation could be costly and could result in a diversion of management’s attention, which could have a material adverse effect on our business, financial condition and results of operations. Any settlement of such claims or adverse determinations in such litigation could also have a material adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to attract and retain key personnel.

We are dependent upon the continued efforts and abilities of our executive officer and other key personnel. We have entered into a one-year employment agreement with our only current executive officer. We cannot assure you that this agreement will be extended or renewed by us or the executive upon expiration of its term and if not extended or renewed, whether individuals with similar backgrounds and experience could be hired to replace the executive. We do not maintain and do not intend to obtain key person life insurance on the life of any of our executive officers. Our operations will also depend to a great extent on our ability to attract new key personnel and retain existing key personnel in the future. Competition is intense for highly skilled employees and (particularly in light of our current poor financial condition) there can be no assurance that we will be successful in attracting and retaining such personnel, or that we can avoid increased costs in order to do so. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our retired founder, Barry Mindes, may have the ability to exercise effective control over us as he and his affiliates own and control a significant percentage of our outstanding common stock.

As of July 17, 2007, Barry Mindes and Mindes Family Limited Partnership, of which an entity controlled by Mr. Mindes is general partner, together beneficially own approximately 25% of our outstanding shares of common stock. As a result, these stockholders may have the ability to control the election of our directors and the outcome of issues submitted to a vote of our stockholders.

The market price of our common stock may be highly volatile.

The market price of securities of many emerging and high technology companies has been highly volatile, experiencing wide fluctuations not necessarily related to the operating performance of such companies. Factors such as our operating results, announcements by us or our competitors concerning technological innovations, new products or systems and the status of and developments relating to our financial condition may have a significant impact on the market price of our securities.

Certain provisions of our Certificate of Incorporation and Delaware law may have the effect of discouraging, delaying or preventing a change of control that our stockholders may consider favorable.

Our Certificate of Incorporation authorizes the issuance of 2,000,000 shares of preferred stock (of which 60,000 shares have been designated as Series A Preferred Stock, 3,000 shares have been designated as Series B Preferred Stock and 4,000 shares have been designated as Series C Preferred Stock) with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without obtaining stockholder approval, to issue such preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in the control of our company. Certain provisions of Delaware law may also discourage third party attempts to acquire control of our company.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. We will receive proceeds from the issuance of these shares if the options are exercised for cash; however we cannot assure you as to when or if any of the options will be exercised or if they will be exercised for cash (rather than by payment with other shares). If any options are exercised for cash, the proceeds derived therefrom will be used for working capital and general corporate purposes. All expenses of the registration of the shares will be paid by us.

SELLING STOCKHOLDERS

This prospectus relates to the resale of shares of our common stock that have been or may be acquired by the selling stockholders pursuant to grants under our 2006 Stock Option Plan. Each of the selling stockholders currently identified in the table below is a current or former officer or director. The following table sets forth for each selling stockholder (i) the number of shares of common stock and the percentage of common stock outstanding that are beneficially owned by such selling stockholder prior to the offering as of the date of this prospectus, (ii) the number of shares of common stock that may be offered by such selling stockholder under this prospectus and (iii) the number of shares of common stock that will be owned by such selling stockholder and the percentage of common stock outstanding that such remaining shares will represent assuming the sale of all the shares of common stock upon completion of the offering. The number of shares offered for sale by such individuals, or additional individuals not named herein and the number of shares to be offered by them, may be updated or added, as the case may be, in supplements to this prospectus.

Because the selling stockholders may sell all, some or none of the shares of common stock that they hold and because the number of shares of common stock outstanding may increase or decrease, we have estimated the maximum number of shares being offered and the amounts and percentages of shares of common stock that they will hold after completion of the offering by assuming that (i) the selling stockholders will not acquire beneficial ownership of any additional shares of common stock, (ii) they will dispose of only shares offered under this prospectus prior to completion of the offering, (iii) all options to acquire common stock that they beneficially own have become fully vested and have been exercised, and (iv) they will sell all of the shares offered by this prospectus.

NAME OF STOCKHOLDER	SHARES BENEFICIALLY OWNED BEFORE OFFERING(1)			MAXIMUM NUMBER OF SHARES BEING OFFERED(3)	SHARES BENEFICIALLY OWNED AFTER OFFERING(1)(3)(4)
	NUMBER		PERCENTAGE(2)		NUMBER	PERCENTAGE (2)
Bernard Albanese	476,728	(5)	3.8%	100,000	426,728	3.8%
James McDade	97,000	(6)	*	24,000	73,000	*
Bruce Feldman	70,000	(7)	*	20,000	80,000	*
Philip Rule	93,300	(8)	*	20,000	98,300	*

* Represents less than 1% of the outstanding common stock.

(1) The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC under the Securities Exchange Act of 1934, as amended. They may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as, other securities as to which the individual has or shares voting or investment power. The number of shares beneficially owned by the selling stockholders includes options to purchase shares of our common stock exercisable as of, or within 60 days of, the date of this prospectus. Beneficial ownership may be disclaimed as to certain of the securities.

(2) The percentage of beneficial ownership shown in the table is based on 12,265,715 shares of common stock issued and outstanding as of July 17, 2007.

(3) The amounts for each selling shareholder assume full vesting and exercise of all outstanding options to purchase common stock held by that selling stockholder.

(4) Assuming the sale of all shares covered by this prospectus and that the number of shares of common stock issued and outstanding upon the completion of the offering will include only such shares together with all other shares issued and outstanding on the date hereof.

(5) Includes 250,000 shares of common stock issuable upon exercise of options which are currently exercisable or become exercisable within 60 days of the date of this prospectus. Does not include 50,000 shares of common stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of the date of this prospectus. Also does not include 302,304 shares held by The Marie Albanese Trust, Marie Albanese and Christine Albanese, trustees. Marie Albanese and Christine Albanese are the wife and daughter, respectively of Mr. Albanese. Mr. Albanese disclaims beneficial interest in the shares held in such Trust. Mr. Albanese is our Chairman, Chief Executive Officer and President.

(6) Includes 92,000 shares of common stock issuable upon exercise of options which are currently exercisable or become exercisable within 60 days of the date of this prospectus. Mr. McDade was our Vice President and Chief Financial Officer until his resignation on June 1, 2007.

(7) Includes 30,000 shares of common stock issuable upon exercise of options which are currently exercisable or become exercisable within 60 days of the date of this prospectus. Does not include 30,000 shares of common stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of the date of this prospectus. Mr. Feldman is a member of our board of directors.

(8) Includes 15,000 shares of common stock issuable upon exercise of options which are currently exercisable or become exercisable within 60 days of the date of this prospectus. Does not include 25,000 shares of common stock issuable pursuant to options not presently exercisable and not exercisable within 60 days of the date of this prospectus. Mr. Rule is a member of our board of directors.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus for the selling stockholders. As used in this prospectus, “selling stockholders” includes:

•	the persons identified in the table above as the selling stockholders;

•	those persons whose identities are not known as of the date hereof but may in the future be eligible to receive options under the 2006 Plan; and

•
any of the donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. A selling stockholder may, from time to time, sell all or a portion of its shares of common stock on the OTC Bulletin Board or on any national securities exchange or automated inter-dealer quotation system on which our common stock may then be listed or traded, or in private transactions, or otherwise, at prices then prevailing or related to the current market price or at negotiated prices. One or more underwriters on a firm commitment or best efforts basis may sell the shares of common stock directly or through brokers or dealers or in a distribution. The methods by which the shares of common stock may be sold include:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers or through market-makers;

•
a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block, as principal, to facilitate the transaction;

•	purchases by a broker or dealer, as principal, and resales by such broker or dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•
short sales (but only if permitted under applicable securities laws and rules) or transactions in put or call options or other rights or hedging transactions (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable laws.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Broker dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker dealers, including transactions of the nature described above, in the over the counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices other than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

A selling stockholder may from time to time (1) pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, and (2) a selling stockholder may also lend shares of our common stock and the borrower may sell the shares of common stock so lent pursuant to this prospectus, in each case after we have filed, if required, an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as a selling stockholder under this prospectus.

A selling stockholder also may transfer the shares of common stock or its interest in other circumstances, in which case the transferees, pledgees or other successive successors in interest (including, without limitation, a purchaser of a selling stockholder’s interest) will be the selling beneficial owner for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment, if required, to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as a selling stockholder under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short (but only if permitted under applicable securities laws and rules) and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents participating in the distribution of our shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions received by any broker-dealer or agent and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Act of 1933. Broker-dealers engaged by selling stockholders may arrange for other broker-dealers to participate in sales. For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares, or both. The commissions received by a broker-dealer or agent may be in excess of customary compensation. If a selling stockholder is deemed to be an “underwriter,” the selling stockholder may have liability for the accuracy of the contents of this prospectus under the Securities Act of 1933.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, underwriters are subject to certain statutory limitations, including, but not limited to, Sections 11, 12 and 17 of the Securities Act. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

At a time a particular offer of shares is made by a selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

In order to comply with securities laws of some states, if applicable, the shares of our common stock may be sold only through registered or licensed broker-dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and complied with.

The selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Rule 102 under Regulation M. We have advised the selling stockholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have informed them that they must deliver copies of this prospectus. We are not aware, as of the date of this prospectus, of any agreements between any of the selling stockholders and any broker-dealers with respect to the sale of the shares of common stock covered by this prospectus. These provisions may limit the timing of purchases and sales of our common stock by the selling stockholders. All of the above may affect the marketability of our common stock.

The selling stockholders may offer all of the shares of our common stock for sale immediately. Because it is possible that a significant number of shares could be sold at the same time under this prospectus, these sales, or that possibility, may have a depressive effect on the market price of our common stock.

We will receive none of the proceeds from the sale of the shares of common stock by the selling stockholders, except from the issuance of these shares upon exercise of the stock options.

We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the shares of common stock offered by the selling stockholders, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees. Each selling stockholder will pay all of its own brokerage fees and commissions, if any, incurred in connection with the sale of its shares of common stock. In addition, we have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

We cannot assure you, however, that any of the selling stockholders will sell any or all of the shares of common stock they may offer.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. The documents contain important information about Interactive Systems Worldwide Inc. and its finances.

We incorporate by reference:

•	our Annual Report on Form 10-KSB for the year ended September 30, 2006, as filed on January 16, 2007;

•	our Quarterly Reports on Form 10-QSB for the quarters ended December 31, 2006 and March 31, 2007, as filed on February 14, 2007 and May 15, 2007, respectively; and

•	Our Current Reports on Form 8-K filed on January 25, 2007, March 6, 2007, March 30, 2007, April 30, 2007, May 7, 2007, May 17, 2007, May 22, 2007 and June 22, 2007.

•	the description of our common stock contained in our Registration Statement on Form SB-2 filed October 29, 1996 (Registration No. 333-15005), as amended.

We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion of the offering of the shares of common stock offered hereby. These documents include periodic reports, such as Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K and proxy statements.

Information furnished under Items 2.02 and 7.01 of any of our Current Reports on Form 8-K (and related exhibits furnished under Item 9.01) is not incorporated by reference in this prospectus or the registration statement of which this prospectus is a part, unless otherwise specified.

When reading this prospectus, you should consider that any statement contained in this prospectus may be modified or superseded by any other statement made in this prospectus to the extent that the second statement modifies or supersedes the first statement. This would also apply to any statement that is incorporated by reference, or deemed to be incorporated by reference, in any document filed by us after the date of this prospectus, including any supplement to this prospectus. Any statement which is modified or superseded as described in the previous sentence is not a part of this prospectus, except as such statement is modified or superseded.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s Web site at http://www.sec.gov.

You may request a copy of these filings, which we will provide at no cost, by writing or telephoning us at the following address:

Interactive Systems Worldwide Inc.
Investor Relations
Two Andrews Drive
West Paterson, New Jersey 07424
(973) 256-8181

You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than on the front of this document.

LEGAL MATTERS

Certain matters with respect to the validity of the shares of common stock offered by this prospectus will be passed upon for us by Friedman Kaplan Seiler & Adelman LLP. Certain members of Friedman Kaplan Seiler & Adelman LLP own shares and options to purchase shares of our common stock.

EXPERTS

The consolidated financial statements of Interactive Systems Worldwide Inc. appearing in the Interactive Systems Worldwide Inc. Annual Report (Form 10-KSB) for the year ended September 30, 2006, incorporated by reference in this prospectus and in the registration statement of which this prospectus is part, have been audited by Eisner LLP, independent registered public accounting firm, as indicated in their report with respect to such consolidated financial statements. The incorporation by reference in this prospectus and in the registration statement of which it is part, is in reliance upon such report given upon the authority of Eisner LLP, as experts in accounting and auditing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. The documents contain important information about Interactive Systems Worldwide Inc. and its finances.

We incorporate by reference:

•	our Annual Report on Form 10-KSB for the year ended September 30, 2006, as filed on January 16, 2007;

•	our Quarterly Reports on Form 10-QSB for the quarters ended December 31, 2006 and March 31, 2007, as filed on February 14, 2007 and May 15, 2007, respectively; and

•	our Current Reports on Form 8-K filed on January 25, 2007, March 6, 2007, March 30, 2007, April 30, 2007, May 7, 2007, May 17, 2007, May 22, 2007 and June 22, 2007.

•	the description of our common stock contained in our Registration Statement on Form SB-2 filed October 29, 1996 (Registration No. 333-15005), as amended.

We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion of the offering of the shares of common stock offered hereby. These documents include periodic reports, such as Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K and proxy statements.

Information furnished under Items 2.02 and 7.01 of any of our Current Reports on Form 8-K (and related exhibits furnished under Item 9.01) is not incorporated by reference in this prospectus or the registration statement of which this prospectus is a part, unless otherwise specified.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Certain matters with respect to the validity of the shares of common stock offered by this prospectus will be passed upon for us by Friedman Kaplan Seiler & Adelman LLP. Certain members of Friedman Kaplan Seiler & Adelman LLP own shares and options to purchase shares of our common stock.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant’s Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The following is a complete list of exhibits filed as part of this registration statement.

Exhibit No.	Document

4.1	Interactive Systems Worldwide Inc. 2006 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on April 4, 2006).

5.1	Opinion of Friedman Kaplan Seiler & Adelman LLP.

23.1	Consent of Friedman Kaplan Seiler & Adelman LLP (included in Exhibit 5.1).

23.2	Consent of Eisner LLP.

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in West Paterson, State of New Jersey, on July 19, 2007.

INTERACTIVE SYSTEMS WORLDWIDE INC.

By:	/s/ Bernard Albanese
Bernard Albanese, Chairman of the Board,
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bernard Albanese his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/s/ Bernard Albanese Bernard Albanese	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer and Acting Principal Financial and Accounting Officer)	July 19, 2007

/s/ Bruce Feldman Bruce Feldman	Director	July 19, 2007

/s/ Philip Rule Philip Rule	Director	July 19, 2007

EXHIBIT INDEX

Exhibit No.	Document

4.1	Interactive Systems Worldwide Inc. 2006 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on April 4, 2006).

5.1	Opinion of Friedman Kaplan Seiler & Adelman LLP.

23.1	Consent of Friedman Kaplan Seiler & Adelman LLP (included in Exhibit 5.1).

23.2	Consent of Eisner LLP.

24.1	Powers of Attorney (included on the signature page of this Registration Statement).